Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

LUXOTTICA GROUP S.p.A.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 28, 2007, relating to (1) the consolidated financial statements and financial statement schedule of Luxottica Group S.p.A, the “Company,” (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s method of accounting for share-based payments upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and the Company’s change in the method of accounting for pensions and other postretirement benefits to adopt the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of  FASB Statement No. 87, 88, 106 and 132R”), and (2) management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Luxottica Group S.p.A. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE S.p.A.

Milan, Italy

November 28, 2007